Exhibit 10.3


                                   JAH I/O LLC
                              c/o JAH Realties L.P.
                              2 Manhattanville Road
                                    Suite 205
                            Purchase, New York 10577

Reckson Management Group, Inc.                                November 9, 1998
Reckson Service Industries, Inc.
RSI I/O Holdings, Inc.
Reckson Office Centers LLC
c/o Reckson Service Industries, Inc.
225 Broadhollow Road
Melville, New York  11747

                Re:      Limited Liability Company Agreement
                         of Interoffice Superholdings LLC (the "LLC Agreement")

Ladies and Gentlemen:

                  In connection with today's execution and delivery of the LLC Agreement, each of you other than Reckson Management Group, Inc., (collectively, "Reckson") and the undersigned ("JAH") hereby agree to supplement the terms thereof as follows:

          1. Definitions. All capitalized terms used but not defined herein shall have the respective meanings attributed to them in the LLC Agreement. All capitalized terms used and defined herein shall have the meanings attributed to them herein notwithstanding any definition set forth in the LLC Agreement.

          2. Combined Alliance Board Representation. The Combined Alliance board and the executive and other committee members which may be elected or appointed by the Company will be appointed by Reckson; provided, that prior to an initial public offering ("IPO") of Combined Alliance Jon Halpern shall be appointed as a member of the Combined Alliance board of directors, the Combined Alliance Executive Committee and, if the Company can appoint two or more members to the Combined Alliance Steering Committee, the Strategic Steering Committee, in all cases, subject to the removal of Jon Halpern for "cause". "Cause" means the vote, solicitation of any vote or any other overt affirmative act by Jon Halpern which is intended to influence a vote adverse to Reckson's position with respect to any Combined Alliance transaction which directly impacts Reckson; provided that any such transaction and Reckson's position with respect thereto shall be identified in an oral or written notice given by a Series C Preferred Director designated by Reckson from time to time (initially Scott Rechler) within a reasonable period of time at which such vote is to be taken. "Directly impacts" means
               (a) any proposed transaction between Combined Alliance and (x) Reckson in any vendor/vendee relationship (i.e., where Reckson or its affiliates would provide products or services to Combined Alliance, expressly excluding, however, the provision of executive air travel or other services provided by Summit Aviation or its affiliates (collectively, "Summit") with respect to executive charter air travel at the time of the proposed transaction between Reckson or its affiliate and Combined Alliance) or (y) any Real Estate Investment Trust (or any affiliate thereof) which at the time of such vote or action competes with Reckson or Reckson Associates Realty Corp. ("RARC") in the markets which RARC then conducts its business and (b) any transaction that, if approved, would have a material adverse affect on the voting rights of the Company at Combined Alliance, e.g., a merger or private placement of securities of Combined Alliance or joint venture or alliance with any person by Combined Alliance, other than an IPO of Combined Alliance. The undersigned hereby agree that the abstention or recusal by Jon Halpern on any vote that would directly impact Reckson shall not constitute "cause" for removal hereunder.

               The members of the Combined Alliance Strategic Steering Committee which are designated by the Company shall include Scott Rechler or his designee, Jon Halpern and any other individual designated by Reckson, who shall be subject to the approval of JAH (which approval shall not be unreasonably withheld or delayed or conditioned).

               If the Board of Directors of Combined Alliance will be reelected or in any way changed in connection with, or in contemplation of, an IPO of Combined Alliance and the Company has the power to elect or appoint at least three directors pursuant to Section 8.1(c) of the CA Agreement, then the Company will use its reasonable efforts to nominate and elect or appoint Jon Halpern as a director at such election.

               The right of Jon L. Halpern to the foregoing Board and Committee seats shall pass upon his death or disability to a JAH appointee reasonably acceptable to Reckson.

          3. NonContingent Provisions. JAH and Reckson hereby reaffirm, and agree that, notwithstanding anything set forth in the LLC Agreement to the contrary, each and every one of the NonContingent Provisions set forth in that certain Term Sheet dated as of September 24, 1998, as amended in Paragraph 14 hereof (the "Term Sheet") by among JAH, Reckson Management
               Group, Inc. ("RMG") and Reckson Services Industries, Inc. ("RSI") with respect to the LLC Agreement and the Combined Alliance transaction shall survive the termination of the Merger Agreement in accordance with the terms of the Term Sheet.

               Furthermore, it is hereby agreed that until the earlier to occur of the Effective Date and the Outside Date (as defined in Paragraph 14 hereof) (i) no acquisition of, or investment in, any business, whether effected through the purchase or other transfer of assets or securities constituting a Significant
               Decision pursuant to Section 8 of that certain Stockholders Agreement dated as of December 29, 1997 by and among ISC, RMG, JAH and RFIA LLC (the "ISC Stockholders Agreement") shall give either party any BuySell Right pursuant to Section 9 of the ISC Stockholders Agreement and (ii) in the event Alliance proposes on its behalf to effect any acquisition by Alliance or investment in any business through the purchase or other transfer of assets or securities prior to the Effective Date and such transaction does not require ISC to issue a Capital Call Notice pursuant to the ISC Stockholders Agreement, such transaction shall not be deemed to be a transaction constituting a Significant Decision under the ISC Stockholders Agreement.

          4. OnSite Agreements. Neither the limited liability company agreements of OnSite Ventures, L.L.C. ("OV") or OnSite Commerce and Content LLC ("OCC") nor the Intercompany Agreement between the two foregoing entities (collectively, "OnSite") (collectively, the "OnSite Agreements") shall be superceded by the Mergers (as defined by the Term Sheet) or the limited liability company of Newco, but rather shall remain in full force and effect. Consistent with the OnSite Product Agreement to be executed by Alliance and OnSite, Reckson and JAH and each of their respective Affiliates, shall direct all opportunities to provide products or services to Combined Alliance (with respect to Reckson, procured pursuant to its Intercompany Agreement) to OnSite to the extent that such opportunities (i) involve any business within the scope of the activities described in Section 1(b)(i) of each of the limited liability company agreements of OV and OCC, respectively and Article 1 of the Intercompany Agreement between OV and OCC or (ii) are within the scope of Section 12(c) of each of the limited liability company agreements of OV and OCC, respectively (the noncompete provisions). 1.

          5. Summit Aviation. With respect to any provision by Reckson to Combined Alliance under the terms of the proposed Intercompany Agreement regarding executive charter air travel, Jon Halpern will be able to vote for the approval or rejection of any such services at the Combined Alliance executive committee or board of directors in his sole discretion. Furthermore, in no event shall Reckson's board designees be permitted to disapprove of any transaction between Alliance and Summit pursuant to Section
               3.1 of the CA Agreement if the services to be provided by Summit thereunder meet the same conditions for General Outsourced Products as are set forth in the Intercompany Agreement (it being acknowledged that RSI will not be required to buy such services from Summit). Nothing in the agreement shall prohibit Reckson from abstaining or recusing itself from any vote taken with respect to a transaction described in the preceding sentence.

          6.   Representations  and  Warranties  of  Reckson.   Reckson  hereby
               warrants and represents to JAH the following:

               a. RSI I/O Holdings, Inc. ("Holdings") is the wholly owned subsidiary of RSI and is a singlepurpose entity formed solely to (i) hold, manage, increase and dispose of the Reckson investment in ISC, the Company and Reckson Office Centers LLC, a Delaware Limited liability company ("ROC"), their respective successors and assigns, (ii) to manage the business and affairs of the Company as the Manager of the Company in accordance with the terms and provisions of the LLC Agreement, and (iii) to manage the business and affairs of Combined Alliance as a stockholder thereof in accordance with the terms and provisions of the CA Agreement and applicable law. Holdings has no assets or liabilities as of the date hereof other than its investment in ISC and its rights as a member in the Company and is not presently insolvent nor is there any reason to believe that in the near future, it will become insolvent or unable to pay its debts when due. There have been no petitions filed pursuant to the Bankruptcy Code of the United States by or against Holdings as of the date hereof.

               b. RSI is not presently insolvent nor is there any reason to believe that, in the near future, it will become insolvent or unable to pay its debts when due. There have been no petitions filed pursuant to the Bankruptcy Code of the United States by or against RSI as of the date hereof.

               c. Each of the entities comprising Reckson has the full power and authority to execute, deliver and perform its obligations, if any, under the LLC Agreement, this letter agreement, that certain Joint Unanimous Written Consent of the Stockholders and Board of Directors of ISC dated as of the date hereof with respect to the Merger and the transactions contemplated thereby (the "Consent") and the limited waiver (the "Waiver") of the time periods for a capital call under the ISC Stockholders Agreement. Each of this letter agreement and the LLC Agreement constitute the valid and binding obligation of each of the parties comprising Reckson that is a party to such document.

               d. The execution, delivery and performance of the LLC Agreement by RSI and Holdings, of the Consent and the Waiver by RMG and of this letter agreement by each of the entities comprising Reckson does not violate or conflict with or constitute a default under any such entity's certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or similar charter or organizational document or any material agreement to which it is a party or by which it or its property is bound.

               e. ROC has two members, Arnold Widder and RSI or its designee, Holdings, and is managed by RSI or its designee, Holdings, as the sole Managing Member. ROC is a singlepurpose entity formed solely to hold, manage, increase and dispose of RSI's investment in Combined Alliance. ROC has no assets or liabilities as of the date hereof other than its investment in Reckson Executive Centers, Inc. and its rights under the ROC Merger Agreement and is not presently insolvent nor is there any reason to believe that in the near future, it will become insolvent or unable to pay its debts when due. There have been no petitions filed pursuant to the Bankruptcy Code of the United States by or against ROC as of the date hereof.

               f. ROC has the full power and authority to execute and deliver and perform its obligations under this letter agreement. This letter agreement constitutes the valid and binding obligation of ROC.

               g. The execution and delivery of this letter agreement does not violate or conflict with or constitute a default under ROC's certificate of formation or limited liability company agreement or any material agreement to which it is a party or by which it or its property is bound.

          7. Representations and Warranties of JAH. JAH hereby represents and warrants to Reckson the following:

               a. JAH is the wholly owned subsidiary of JAH Realties, L.P. ("Realties") and as of the Effective Date shall be a singlepurpose entity formed solely to hold, manage, increase and dispose of its interest in the Company (and ISC, as the Company's predecessorininterest). Other than the indebtedness secured by the USB Pledge (as defined in Paragraph 16 below), JAH has no assets or liabilities as of the date hereof other than its investment in ISC and its rights as member in the Company and is not presently insolvent nor is there any reason to believe that in the near future, it will become insolvent or unable to pay its debts when due. There have been no petitions filed pursuant to the Bankruptcy Code of the United States by or against JAH as of the date hereof.

               b. Realties is not presently insolvent nor is there any reason to believe that, in the near future, it will become insolvent or unable to pay its debts when due. There have been no petitions filed pursuant to the Bankruptcy Code of the United States by or against Realties as of the date hereof.

               c. JAH has the full power and authority to execute, deliver and perform its obligations under the LLC Agreement, this letter agreement, the Consent and the Waiver. This letter agreement and the LLC Agreement each constitute the valid and binding obligation of JAH.

               d. The execution, delivery and performance of the LLC Agreement, this letter agreement, the Consent and the Waiver by JAH does not violate or conflict with or constitute a default under JAH's certificate of formation or JAH's limited liability company agreement or any material agreement to which it is a party or by which it or its property is bound.

          8. Legal Opinions. Reckson and JAH shall cause their respective counsel to deliver legal opinions with respect to the due organization of Holdings, RSI, ROC, JAH and Realties and the due execution, authorization and delivery of the Consent, Waiver, LLC Agreement and this Agreement by those of said parties that are a party to such agreements, such opinions to be in form and substance reasonably acceptable to the parties hereto on or prior to the Effective Date. Additionally, Reckson and JAH shall each cause its respective counsel to opine to such matters pertaining solely to Reckson and JAH, respectively, and their respective Affiliates as may be reasonably requested by Herrick, Feinstein LLP (counsel for the Company) with respect to any legal opinion reasonably requested under the terms and conditions of the Merger Agreement.

          9.   Rights with Respect to ROC.

               a. ROC hereby grants to JAH the right to purchase any Class A Units proposed to be Transferred by ROC or any Member in ROC of a price equal to the Third Party Price (or a pro rata portion thereof in the case of an exercise by JAH of its rights hereunder with respect to less than all of the Class A Units proposed to be Transferred) if: (i) such Transfer would (immediately upon the consummation of such Transfer) result in the Qualifying Series C Beneficial Holders not having Beneficial Ownership of at least 20% of the Series C Adjusted Fully Diluted Capitalization (as such capitalized terms are defined in the CA Agreement) and (ii) the Company or RSI had the right to purchase such Units and neither the Company nor RSI purchase such Units. This right shall be exercisable by JAH in accordance with the same procedures as are set forth in Section 6 of the LLC Agreement with respect to the Right of RSI (provided that any exercise by JAH of this right shall not be subject to any TagAlong Right in favor of any party) during the period commencing on the date immediately following the Acceptance Period until the date that is ten (10) days after the Acceptance Period upon notice to such effect to the Selling Member.

               b. In the event that ROC determines not to exercise its rights to purchase securities of Combined Alliance pursuant to
                    Section 4.3 and Section 7.1 of the CA Agreement, ROC shall provide JAH telecopier notice of such determination to JAH not later than five (5) business days prior to the date that such right would expire pursuant to the terms and conditions of the CA Agreement (with written notice to follow promptly by telecopier and overnight courier or personal delivery if such notice was by telephone). JAH may then cause ROC to purchase on behalf of JAH any such securities issued by Combined Alliance by tendering to ROC the aggregate purchase price payable by ROC for such securities, such securities to be transferred by Combined Alliance directly to JAH at ROC's direction, or if necessary, by ROC to JAH immediately following the transfer by Combined Alliance to ROC.

               c. In the event that JAH is entitled to purchase all, but not less than all, of the Class A Units owned by RSI in accordance with Section 11(h) of the LLC Agreement upon the default of RSI on its obligation to purchase the JAH Put Units, JAH shall also be entitled to purchase all, but not less than all, of the membership interest of RSI in ROC on the same terms as RSI's Class A Units in the Company.

               d. The undersigned hereby acknowledge that immediately following the Merger, it is intended that ANI Holding, Inc. ("ANI") a wholly owned subsidiary of Alliance National Incorporated, shall merge with and into Reckson Executive Centers, Inc. ("REC") pursuant to that certain Agreement and Plan of Merger by and among Alliance National
                    Incorporated, ANI, REC, and ROC and dated as of the date hereby providing for, inter alia, the ROC members to receive shares of Series C Preferred Stock of Combined Alliance (such merger agreement the "ROC Merger Agreement;" such merger, the "ROC Merger"). Notwithstanding anything in this Agreement, the LLC Agreement, the CA Agreement, the Merger Agreement, the ROC Merger Agreement or any other document or instrument delivered by Reckson, ROC, JAH or any of their respective Affiliates pursuant to the Merger Agreements (all of the foregoing, collectively, the "Alliance Documents") to the contrary, Reckson and JAH hereby acknowledge that except as expressly provided in this subparagraph 9(d), it is their intention that JAH shall not have any fewer rights nor any greater obligations under the Alliance Documents than the rights and obligations that JAH would have if: (i) JAH held on the Effective Date a Beneficial Ownership of 23.75% of the shares of the Series C Preferred Stock of Combined Alliance (less the Loss Percentage Ownership, as hereinafter defined), (ii) the Company owned 100% of the Series C Preferred Stock issued in the Mergers and (iii) REC or its stockholders received an aggregate purchase price of $7,500,000 from ISC for the REC Assets (as defined by the ISC Stockholders Agreement). "Loss Percentage Ownership" means the dilution of JAH's equity interest pursuant to
                    Section 10 of the ISC Stockholders Agreement, if any, resulting from JAH not contributing cash to the capital of ISC pursuant to capital calls issued by ISC on or prior to the Effective Date in accordance with Section 10 of the ISC Stockholders Agreement including, without limitation, the capital call regarding an acquisition (XEBEC) which closed on August 7, 1998, and any capital calls issued to pay the Shareholder Contribution to Combined Alliance under the terms of the Merger Agreement and to finance the purchase of the REC Assets. Accordingly, Reckson hereby agrees to indemnify JAH and its successors and/or assigns from the net aggregate amount of any damage, claim, loss, cost or expense, including reasonable attorneys fees, suffered by JAH or its successors and/or assigns as the result of such diminution of rights or increase in obligations. Notwithstanding the foregoing to the contrary, however, JAH acknowledges that if, as of the Effective Date, JAH contributes the Necessary Funds set forth in all Capital Calls issued between the date hereof and the Effective
                    Date, JAH will on the Effective Date hold a Beneficial Ownership in the Series C Preferred Stock in Combined Alliance equal to 23.75%.

                    Notwithstanding anything in this Paragraph 9(d) to the contrary, Transfers between Holdings and the member of ROC controlled by Arnold Widder shall be treated for purposes of the LLC Agreement and this Agreement as Transfers between Affiliates.

          10. Survival. The provisions of this letter agreement shall survive the consummation or termination of the Merger.

          11. Conflict. In the event of any conflict between the terms of this letter agreement and the LLC Agreement, the terms of this letter agreement shall control as pertains to any matter not affecting the Members other than Holdings and JAH.

                           This letter agreement shall become effective on and as of the Effective Date; provided, that, if the Effective Date does not occur on or prior to the Outside Date, as set forth in Paragraph 14 hereof, then other than the provisions of Paragraph 3 hereof no provision of this Agreement nor any document or instrument delivered pursuant to this Agreement shall be effective.

          12. Governing Law. This letter agreement shall be governed by the laws of the State of New York.


          13. Counterparts. This letter agreement may be signed in one or more counterparts, each of which shall be an original and all of which shall together constitute but one agreement.

          14. Outside Date. The parties to the Term Sheet hereby agree to modify the Term Sheet by amending Paragraph 8 thereof to define the Outside Date.

          15. Notices. All notices to be given to JAH pursuant to the LLC Agreement shall be sent in the manner set forth in Section 33 thereof at the following address:

                                    JAH I/O, LLC
                                    2 Manhattanville Road
                                    Suite 205
                                    Purchase, New York  10577
                                    Attention:  Jon L. Halpern
                                    Tel: (914) 4600681
                                    Fax: (914) 4600661

                           with a copy to:

                                    Battle Fowler LLP
                                    75 East 55th Street
                                    New York, New York  10022

                                    Attention:  Michael A. Mishaan, Esq.
                                    Tel: (212) 8566848
                                    Fax: (212) 8567811

          16.  Union State Bank Pledge.  Notwithstanding  Section 5(c)(v)(B) of
               the LLC Agreement to the contrary, the parties hereto acknowledge that JAH has pledged its common stock of ISC to Union State Bank ("USB") pursuant to a Pledge and Security Agreement dated as of February 25, 1998, that JAH will be pledging its interest in the Class A Units in substitution for the stock certificate evidencing its common stock of ISC (the "USB Pledge") and that the USB Pledge shall not be subject to the restrictions set forth in Section 5(c)(v)(B). Notwithstanding the preceding sentence or Section 1(d) of the LLC Agreement to the contrary, the USB Pledge shall continue to be subject to Section 5(b)(iv) of the ISC Stockholders Agreement and JAH hereby covenants to, simultaneously with the closing of the D Class Call Option or the D Class Put Option, either (A) obtain from USB a notice to RSI satisfying Section 5(c)(v)(B)(1)(y) of the LLC Agreement (a "Complying Notice") with respect to the USB Pledge or any modification or replacement thereof or (B) satisfy the USB loan and terminate the USB Pledge. In order to secure such obligation of JAH, RSI shall be entitled to deposit with Battle Fowler LLP, as escrow agent pursuant to a written escrow agreement in such firm's customary form, up to $1,000,000 (One Million Dollars) (the "Holdback Amount") of the purchase price payable at the closing of the D Class Call Option or D Class Put Option, as the case may be, which amount shall be released by Escrow Agent to (i) JAH upon presentation of a satisfaction of the loan secured by the USB Pledge or a Complying Notice from the lender for delivery by Escrow Agent to RSI or (ii) RSI, if the conditions set forth in clause (i) of this sentence have not been satisfied within twelve (12) months of the execution of said escrow agreement. All interest earned on such amounts shall be payable to the party to which the Holdback Amount shall be payable. On the Effective Date of the Merger, JAH will cause the stock certificate of Interoffice Superholdings Corporation pledged to USB in the USB Pledge to be delivered to Alliance pursuant to the Merger Agreement.

          17. Permitted Transfer. Notwithstanding anything in the LLC Agreement including, without limitation, Section 5, to the contrary, Reckson hereby agrees and acknowledges that the Transfer by JAH of all of its Class A, Class C and Class D Units to any entity Beneficially Owned by a JAH Beneficial Holder (as such terms are defined in the CA Agreement) (i) shall constitute a Permitted Transfer pursuant to Section 5(c) of the LLC Agreement and (ii) shall not constitute a Contingent Transfer under the LLC Agreement with the effect that Reckson shall have no right, including, without limitation, any right of consent or first refusal, with respect to such Transfer. Furthermore, Reckson agrees and acknowledges that if following such Transfer Realties is not an entity that has direct or indirect Beneficial Ownership, or that shares Beneficial Ownership, of the Combined Alliance Shares held by the Company, then following such Permitted Transfer Reckson shall not have any right, including, without limitation, any right of consent or first refusal, with respect to any Transfer of any direct or indirect interest in Realties, the current and sole member of JAH, any such interests being freely transferable.

          18.  Reimbursement of ISC Expenses. See Schedule A annexed hereto.

          19. Letter of Credit. As set forth in Section 12(d) of the LLC Agreement, Holdings is obligated to deliver to JAH on or prior to the Effective Date, the Letter of Credit as security for its obligation to perform under the D Class Put Option. Reckson Service Industries, Inc. hereby acknowledges and agrees that it, as a primary obligor, is jointly and severally liable with respect to the obligations of Holdings under Section 12, including, without limitation, the obligation of delivering the Letter of Credit to the full extent of such obligations, subject to all defenses, counterclaims, setoffs and other rights of Holdings, if any. Reckson hereby agrees that the obligation of Holdings and RSI to deliver the Letter of Credit to JAH on or prior to the Effective Date is a material inducement to JAH entering into this transaction and in the event of a breach of such obligations, JAH shall suffer irreparable damage.

          20. Reckson Management Group, Inc. ("RMG"). RMG hereby represents and RSI acknowledges that on or prior to the date hereof it has transferred and assigned all of its right, title and interest into and under the investment in ISC to RSI in accordance with the terms of the ISC Shareholders Agreement. RMG is therefore signing this letter agreement solely as a party to the Term Sheet but is hereby released from all obligations arising under or related to the ISC Stockholders Agreement and the Term Sheet, all such obligations having been assumed by RSI.

          21. Successors and Assigns. The rights and obligations of Reckson, ROC, JAH and Realties hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, assigns, executors, administrators and/or successors.

          22. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

               Your countersignature below indicates your acknowledgment and agreement to all of the foregoing.

                                  Sincerely,
                                  JAH I/O LLC

                                  By:   JAH Realties, L.P.
                                  By:  JAH Realty Management Service, Inc.
                                  By:  /s/ Jon Halpern
                                       Jon Halpern
                                       Title:

ACKNOWLEDGED AND AGREED:
RECKSON MANAGEMENT GROUP, INC.

By:   /s/ Mitchell H. Rechler
      Name:
      Title:

RECKSON SERVICE INDUSTRIES, INC.

By:   /s/ Scott H. Rechler
      Name:
      Title:

RSI I/O HOLDINGS, INC.

By:   /s/ Scott H. Rechler
      Name:
      Title:

RECKSON OFFICE CENTERS, LLC

By:   /s/ Scott H. Rechler
      Name:
      Title:

                                   Schedule A

RSI and JAH shall in good faith review all expenses and fees to which any such person or its affiliates would be entitled to reimbursement from ISC or InterOffice (Holdings) Corporation ("Reimbursable Expenses"). Within thirty (30) days after the execution and delivery of the Merger Agreement, RSI and JAH shall determine the aggregate amount of such Reimbursable Expenses. The determination of the aggregate amount of such Reimbursement Expenses payable to RSI and JAH shall be done using comparable standards of measurement and methodology for the possible expense categories of expenses and fees listed on Schedule A1 annexed hereto.

Payment of Reimbursable Expenses shall be made by ISC or InterOffice (Holdings) Corporation to the extent permitted under the Merger Agreement. Any amount of Reimbursable Expenses not so reimbursed shall be assumed by Newco. Any such assumed obligation shall be paid by Newco by the contribution of Necessary Funds pursuant to Section 14 of the limited liability company agreement, provided that any stockholder of ISC which previously paid any other stockholder on account of Reimbursable Expenses shall be credited with such amount with respect to such capital call.

                                  Schedule A1

                          Methodology for Reimbursement

The following categories of expenses are to be considered for reimbursement by the Company in accordance with Paragraph 18 of this Agreement (both with respect to expenses incurred prior, and subsequent, to the acquisition by ISC of Interoffice Holdings Corporation:

      1.   Salaries, wages and fees earned by inhouse professionals.

      2. OutofPocket professional fees and disbursements paid on behalf of the Company as opposed to any particular Stockholder.

           a. For these purposes, fees and disbursements incurred on behalf of the minority Stockholders as a group shall be reimbursable expenses.

           b. Fees and disbursements incurred with respect to matters pertaining to both Company (or minority Stockholder) interests as opposed to any particular Stockholder shall be allocated on a percentage basis to be negotiated in good faith by the parties.